Exhibit 3.2

COMPASS GROUP DIVERSIFIED HOLDINGS LLC

TRUST INTEREST DESIGNATION

OF

SERIES C TRUST PREFERRED INTERESTS

Compass Group Diversified Holdings LLC (the “Company”), a Delaware limited liability company, does hereby certify that:

1.    On October 24, 2019, the Board of Directors (the “Board”) of the Company, pursuant to the authority conferred upon the Board of Directors by Section 3.1(a) of the Fifth Amended and Restated Operating Agreement of Compass Group Diversified Holdings LLC (as such may be amended, modified or restated from time to time, the “LLC Agreement”), duly adopted resolutions establishing the terms of the Company’s Series C Trust Preferred Interests and authorized a special pricing committee of the Board (the “Pricing Committee”) to act on behalf of the Board in determining and approving the distribution rates and certain other terms of the Series C Trust Preferred Interests.

2.    Thereafter, on November 13, 2019, the Pricing Committee duly adopted the following resolutions:

“RESOLVED, that pursuant to Article 3 of the LLC Agreement (which authorizes up to 50,000,000 Trust Preferred Interests (as defined in the LLC Agreement), in one or more classes or series), the Series C Trust Preferred Interests as a new series of Trust Preferred Interests (as defined in the LLC Agreement) consisting of 4,600,000 Trust Preferred Interests be, and hereby are, created and authorized for issuance by the Company, with the designations, preferences, rights, powers, duties and other terms of such Series C Trust Preferred Interests being set forth in the final form of the Trust Interest Designation attached hereto as Exhibit B, with such changes thereto not inconsistent herewith as any Authorized Officer signing the same may approve in his sole discretion; and further

RESOLVED, that each Series C Trust Preferred Interest shall rank equally in all respects and shall be subject to the provisions in the final form of the Trust Interest Designation attached hereto as Exhibit B, which is hereby approved.”

IN WITNESS WHEREOF, this Trust Interest Designations, which shall be made effective pursuant to Article 3 of the LLC Agreement, is executed by the undersigned this 20th day of November, 2019.

COMPASS GROUP DIVERSIFIED HOLDINGS LLC

By:	/s/ Ryan J. Faulkingham
	Name:	Ryan J. Faulkingham
	Title:	Chief Financial Officer

EXHIBIT B

TO

TRUST INTEREST DESIGNATION OF SERIES C TRUST PREFERRED INTERESTS

Section 1. Designation. The Series C Trust Preferred Interests are hereby designated and created as a series of Trust Preferred Interests. Each Series C Trust Preferred Interest shall be identical in all respects to every other Series C Trust Preferred Interest. The Series C Trust Preferred Interests are not “Voting Trust Interests” for purposes of the LLC Agreement. The Series C Trust Preferred Interests shall be issued in electronic book-entry form.

Section 2. Ranking.

(a)    The Series C Trust Preferred Interests shall rank, with respect to payment of distributions:

(i) junior to the all of the Company’s existing and future indebtedness and any of the Company’s equity securities, including Trust Preferred Interests, that the Company may authorize or issue, the terms of which provide that such securities shall rank senior to the Series C Trust Preferred Interests, and to the Allocation Interests;

(ii) equally to any Parity Trust Interests; and

(iii) senior to any Junior Trust Interests.

(b)    The Series C Trust Preferred Interests shall rank, with respect to distribution of assets upon the occurrence of a Dissolution Event, as described in Section 9.

Section 3. Definitions. As used herein with respect to the Series C Trust Preferred Interests:

(a)    “Business Day” means any day other than a Saturday, a Sunday or a day on which banks in The City of New York are required, permitted or authorized, by applicable law or executive order, to be closed for regular banking business.

(b)    “Code” means the Internal Revenue Code of 1986, as amended, supplemented or restated from time to time and any successor to such statute, and the rules and regulations promulgated thereunder.

(c)    “Distribution Payment Date” means January 30, April 30, July 30 and October 30 of each year, beginning on January 30, 2020.

(d)    “Distribution Period” means the period commencing on and including a Distribution Payment Date to, but excluding, the next Distribution Payment Date, except that the initial Distribution Period commences on and includes November 20, 2019.

(e)    “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(f)    “Fundamental Change” means the occurrence of the following: (i) the Series C Preferred Shares (or preferred shares into which the Series C Preferred Shares have been converted or for which the Series C Preferred Shares have been exchanged) cease to be listed or quoted on any of the New York Stock Exchange, the NASDAQ Global Select Market or the NASDAQ Global Market (or any of their successors) or another U.S. national securities exchange for a period of 20 consecutive trading days; or (ii) the Company and Series C Holder (or the issuer of preferred shares into which the Series C Preferred Shares have been converted or for which the Series C Preferred Shares have been exchanged) are no longer subject to, and are not voluntarily filing the annual reports, information, documents and other reports that the Company and the Trust would be so required to file if so subject to, the reporting requirements of Section 13(a) or 15(d) of the Exchange Act.

(g)    “Fundamental Change Offer” has the meaning as defined in Section 6(a).

(h)    “Fundamental Change Payment” has the meaning as defined in Section 6(a).

(i)    “Fundamental Change Payment Date” has the meaning as defined in Section 6(a).

(j)    “Junior Trust Interests” means Trust Common Interests and any other equity securities that the Company may issue in the future ranking, as to the payment of distributions, junior to the Series C Trust Preferred Interests.

(k)    “Parity Trust Interests” means any Trust Interests, including Trust Preferred Interests, that the Company has authorized or issued or may authorize or issue, the terms of which provide that such securities shall rank equally with the Series C Trust Preferred Interests with respect to payment of distributions.

(l)     “Series C Holder” means Compass Diversified Holdings, a Delaware statutory trust, in its capacity as the holder of all of the Series C Trust Preferred Interests, and its permitted successors and assigns.

(m)    “Series C Liquidation Preference” means $25.00 per Series C Trust Preferred Interest.

(n)    “Series C Liquidation Value” means the sum of the Series C Liquidation Preference and accumulated and unpaid distributions (whether or not authorized or declared), if any, to, but excluding, the date of the occurrence of a Dissolution Event on the Series C Trust Preferred Interests.

(o)    “Series C Preferred Share” means a 7.875% Series C Cumulative Preferred Share issued by Series C Holder representing one corresponding beneficial interest in Series C Holder.

(p)    “Series C Trust Preferred Interest” means a 7.875% Series C Cumulative Trust Preferred Interest having the designations, rights, powers and preferences set forth in this Trust Interest Designation.

(q)    “Series C Record Date” means, with respect to any Distribution Payment Date, the January 15, April 15, July 15 and October 15, as the case may be, immediately preceding the relevant January 30, April 30, July 30 and October 30 Distribution Payment Date, respectively. These Series C Record Dates shall apply regardless of whether a particular Series C Record Date is a Business Day.

(r)    “Tax Redemption Event” means, after the date the Series C Trust Preferred Interests are first issued, due to (a) an amendment to, or a change in official interpretation of, the Code, Treasury Regulations promulgated thereunder, or administrative guidance or (b) an administrative or judicial determination, (i) the Series C Holder or the Company is advised by nationally recognized counsel or a nationally recognized accounting firm that the Series C Holder or the Company will be treated as an association taxable as a corporation for U.S. federal income tax purposes or otherwise subject to U.S. federal income tax (other than any tax imposed pursuant to Section 6225 of the Code, as amended by the Bipartisan Budget Act of 2015), or (ii) the Company or the Series C Holder files an IRS Form 8832 (or successor form) electing that the Series C Holder or the Company be treated as an association taxable as a corporation for U.S. federal income tax purposes.

Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the LLC Agreement.

Section 4. Distributions.

(a) Holders of Series C Trust Preferred Interests shall be entitled to receive, when, as and if declared by the Board of Directors, in its sole discretion out of funds legally available therefor, cumulative cash distributions on the Series C Liquidation Preference, on the applicable Distribution Payment Date that corresponds to the record date for which the Board of Directors has declared a distribution, if any, at a rate equal to 7.875% per annum of the Series C Liquidation Preference for each quarterly Distribution Period. In the event we issue additional Series C Trust Preferred Interests after November 20, 2019, distributions on such additional interests shall accrue from the original issuance date of such additional interests. Distributions on the Series C Trust Preferred Interests shall accumulate daily and be cumulative from, and including, the date of original issuance. The distributions payable on any Distribution Payment Date shall include distributions accumulated to, but not including, such Distribution Payment Date. Declared distributions will be payable on the relevant Distribution Payment Date to the Series C Holder at the close of business, New York City time, on a Series C Record Date, provided that if the Series C Record Date is not a Business Day, the declared distributions will be payable on the relevant Distribution Payment Date to the Series C Holder at the close of business, New York City time on the Business Day immediately preceding such Series C Record Date. Distributions payable on the Series C Trust Preferred Interests for any Distribution Period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dollar amounts resulting from that calculation will be rounded to the nearest cent, with one-half cent being rounded upward. If any date on which distributions would otherwise be payable is not a Business Day, then the distribution will be paid on the next Business Day as if it were paid on the scheduled distribution payment date, and no interest or other amount will accrue on the distribution so payable for the period from and after that Distribution Payment Date to the date the distribution is paid.

(b) No distributions on Series C Trust Preferred Interests may be authorized by the Board of Directors or paid or set apart for payment by the Company at any time when the terms and provisions of any agreement of the Company, including any agreement relating to its indebtedness, prohibit the authorization, payment or setting apart for payment thereof or provide that the authorization, payment or setting apart for payment thereof would constitute a breach of the agreement or a default under the agreement, or if the authorization, payment or setting apart for payment is restricted or prohibited by law. Notwithstanding the foregoing, distributions on the Series C Trust Preferred Interests will accumulate whether or not (i) the terms and provisions of any laws or agreements referred to in the preceding sentence at any time prohibit the current payment of distributions, (ii) the Company has earnings, (iii) there are funds legally available for the payment of those distributions and (iv) those distributions are declared. No interest, or sum in lieu of interest, will be payable in respect of any distribution payment or payments on the Series C Trust Preferred Interests which may be in arrears, and holders of Series C Trust Preferred Interests will not be entitled to any distributions in excess of full cumulative distributions described above. Any distribution payment made on the Series C Trust Preferred Interests will first be credited against the earliest accumulated but unpaid distribution due with respect to those Series C Trust Preferred Interests.

(c) So long as any Series C Trust Preferred Interests are Outstanding, unless, in each case, full cumulative distributions on the Series C Trust Preferred Interests have been or contemporaneously are declared and paid or declared and set apart for payment on the Series C Trust Preferred Interests for all past Distribution Periods, (i) no distribution, whether in cash or property, may be declared or paid or set apart for payment on the Junior Trust Interests (other than distributions paid in Junior Trust Interests or options, warrants or rights to subscribe for or purchase Junior Trust Interests) and (ii) the Company or any of its respective Subsidiaries shall not directly or indirectly repurchase, redeem or otherwise acquire for consideration any Junior Trust Interests.

(d) The Board of Directors may, in its sole discretion, choose to pay distributions on the Series C Trust Preferred Interests without the payment of any distributions on any Junior Trust Interests.

(e) When distributions are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series C Trust Preferred Interests and Parity Trust Interests, all distributions declared upon the Series C Trust Preferred Interests and such Parity Trust Interests must be declared pro rata so that the amount of distributions declared per Series C Trust Preferred Interest and such Parity Trust Interests will in all cases bear to each other the same ratio that accumulated distributions per Trust Interest on the Series C Trust Preferred Interests and such Parity Trust Interests (which will not include any accrual in respect of unpaid distributions for prior Distribution Periods if such other Parity Trust Interests do not have a cumulative distribution) bear to each other. No interest, or sum of money in lieu of interest, will be payable in respect of any distribution payment or payments on the Series C Trust Preferred Interests which may be in arrears.

(e) No distributions may be declared or paid or set apart for payment on any Series C Trust Preferred Interests if at the same time any arrears exist or default exists in the payment of distributions on the Allocation Interests or any Trust Interests that are Outstanding ranking, as to the payment of distributions, senior to the Series C Trust Preferred Interests, subject to any applicable terms of the Allocation Interests or such Trust Interests that are Outstanding.

(f) The Series C Holder shall not be entitled to any distributions, whether payable in cash or property, other than as provided in the LLC Agreement and shall not be entitled to interest, or any sum in lieu of interest, in respect of any distribution payment, including any such payment which is delayed or foregone.

Section 5. Optional Redemption and Tax Redemption.

(a) (i) Except as set forth in Section 5(a)(ii), the Series C Trust Preferred Interests shall not be redeemable prior to January 30, 2025. At any time or from time to time on or after January 30, 2025, subject to any limitations that may be imposed by law, the Board of Directors may, in its sole discretion, cause the Company to redeem the Series C Trust Preferred Interests, out of funds legally available therefor, in whole or in part, at a redemption price equal to the Series C Liquidation Preference plus an amount equal to accumulated and unpaid distributions thereon (whether or not authorized or declared), if any, from the Distribution Payment Date immediately preceding the redemption date to, but excluding, the redemption date. (ii) If a Tax Redemption Event occurs prior to January 30, 2025, the Board of Directors may cause the Company, at its option, out of funds legally available, to redeem the Series C Trust Preferred Interests, in whole but not in part, upon at least 30 days’ notice, within 60 days of the occurrence of such Tax Redemption Event, at a price of $25.25 per Series C Trust Preferred Interest, plus accumulated and unpaid distributions thereon (whether or not authorized or declared) to, but excluding, the redemption date. (iii) If less than all of the Outstanding Series C Trust Preferred Interests are to be redeemed, the Series C Trust Preferred Interests to be redeemed from the Outstanding Series C Trust Preferred Interests not previously called for redemption will be determined either by lot or pro rata (as nearly as possible).

(b) (i) In the event the Company shall redeem any or all of the Series C Trust Preferred Interests as aforesaid in Section 5(a)(i), the Company shall give notice of any such redemption to the Series C Holder (which such notice may be delivered prior to January 30, 2025) not more than 60 nor less than 30 days prior to the date fixed for such redemption. (ii) In the event the Company shall redeem any or all of the Series C Trust Preferred Interests as aforesaid in Section 5(a)(ii), the Company shall give notice of any such redemption to the Series C Holder at least 30 days prior to the date fixed for such redemption, within 60 days of the occurrence of the Tax Redemption Event. (iii) Failure to give notice to the Series C Holder shall not affect the validity of the proceedings for the redemption of any Series C Trust Preferred Interests being redeemed.

(c) Notice having been given as herein provided and so long as funds legally available and sufficient to pay the redemption price for all of the Series C Trust Preferred Interests called for redemption have been set aside for payment, from and after the redemption date, such Series C Trust Preferred Interests called for redemption shall no longer be deemed Outstanding, and all rights of the Series C Holder thereof shall cease other than the right to receive the redemption price, without interest.

(d) The Series C Holder shall have no right to require redemption of any Series C Trust Preferred Interests pursuant to this Section 5.

(e) Without limiting clause (c) of this Section 5, if the Company shall deposit, on or prior to any date fixed for redemption of Series C Trust Preferred Interests (pursuant to notice delivered in accordance with Section 5(b)), with any bank or trust company as a trust fund, funds sufficient to redeem the Series C Trust Preferred Interests called for redemption, with irrevocable instructions and authority to such bank or trust company to pay on and after the date fixed for redemption or such earlier date as the Board of Directors may determine, to the Series C Holder, the redemption price thereof, then from and after the date of such deposit (although prior to the date fixed for redemption) such Series C Trust Preferred Interests so called shall be deemed to be redeemed and such deposit shall be deemed to constitute full payment of said Series C Trust Preferred Interests to the holders thereof and from and after the date of such deposit said Series C Trust Preferred Interests shall no longer be deemed to be Outstanding, and the holders thereof shall cease to be holders of Trust Interests with respect to such Series C Trust Preferred Interests, and shall have no rights with respect thereto except only the right to receive from said bank or trust company, on the redemption date or such earlier date as the Board of Directors may determine, payment of the redemption price of such Series C Trust Preferred Interests without interest. If any redemption date is not a Business Day, then the redemption price and accumulated and unpaid distributions if any, payable upon redemption may be paid on the next Business Day and no interest, additional distributions or other sums shall accumulate on the amount payable for the period from and after that redemption date to the next Business Day.

(f) Immediately prior to any redemption of Series C Trust Preferred Interests, the Company shall pay, in cash, any accumulated and unpaid distributions to, but excluding, the redemption date, unless a redemption date falls after a Series C Record Date and prior to the corresponding Distribution Payment Date, in which case each Series C Holder at the close of business on such Series C Record Date shall be entitled to the distribution payable on such Series C Trust Preferred Interests on the corresponding Distribution Payment Date notwithstanding the redemption of such Series C Trust Preferred Interests before such Distribution Payment Date. Except as provided above, the Company will make no payment or allowance for unpaid distributions, whether or not in arrears, on the Series C Trust Preferred Interests to be redeemed.

(g) Unless full cumulative distributions on all Series C Trust Preferred Interests have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof has been or contemporaneously is set apart for payment for all past Distribution Periods, no Series C Trust Preferred Interests may be redeemed unless all outstanding Series C Trust Preferred Interests are simultaneously redeemed, and the Company may not purchase or otherwise acquire directly or indirectly any Series C Trust Preferred Interests (except by conversion into or exchange for interests of, or options, warrants or rights to purchase or subscribe for, Junior Trust Interests or pursuant to a purchase or exchange offer made on the same terms to all Series C Holders and all Parity Trust Interests).

Section 6. Repurchase at the Option of Holders upon a Fundamental Change.

(a) If a Fundamental Change occurs, unless, prior to or concurrently with the time the Board of Directors is required to cause the Company to make a Fundamental Change Offer (as described below), the Board of Directors has caused the Company to previously or concurrently mail or transmit electronically a redemption notice with respect to all of the outstanding Series C Trust Preferred Interests, the Board of Directors will cause the Company to make an offer to purchase all of the Series C Trust Preferred Interests pursuant to the offer described below (the “Fundamental Change Offer”), out of funds legally available at a price in cash (the “Fundamental Change Payment”) of $25.25 per Series C Trust Preferred Interest, plus any accumulated and unpaid distributions thereon (whether or not authorized or declared) to, but excluding, the Fundamental Change Payment Date. Within 30 days following any Fundamental Change, the Board of Directors will cause the Company to send notice of such Fundamental Change Offer by first class mail to the Series C Holder or otherwise in accordance with the procedures of the Depository Trust Company with the following information:

(i)    that a Fundamental Change Offer is being made pursuant to the Trust Interest Designation designating the Series C Trust Preferred Interests and that all Series C Trust Preferred Interests properly tendered pursuant to such Fundamental Change Offer will be accepted for payment by the Company;

(ii)    the purchase price and the purchase date, which will be no earlier than 30 days nor later than 60 days from the date such notice is mailed (the “Fundamental Change Payment Date”);

(iii)    that any Series C Trust Preferred Interest not properly tendered will remain outstanding and distributions will continue to accumulate on such Series C Trust Preferred Interest;

(iv)    that, unless the Company defaults in the payment of the Fundamental Change Payment, all Series C Trust Preferred Interests accepted for payment pursuant to the Fundamental Change Offer will be cancelled and cease to be outstanding on the Fundamental Change Payment Date;

(v)    the instructions determined by the Company, consistent with this Section 6, that the Series C Holder must follow in order to have its Series C Trust Preferred Interests purchased; and

(vi)    if such notice is mailed prior to the occurrence of a Fundamental Change, that such offer is conditioned on the occurrence of such Fundamental Change.

(b) The Company shall not be required to make a Fundamental Change Offer upon a Fundamental Change if a third party takes the actions as described in Section 6(b) of the share designation of the Series C Holder with respect to the Series C Preferred Shares.

(c) The Company and the Series C Holder shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Series C Trust Preferred Interests pursuant to this Section 6. To the extent the provisions of any securities laws or regulations conflict with the provisions herein, the Company and the Series C Holder shall comply with the applicable securities laws and regulations and shall not be deemed to have breached their obligations described herein by virtue thereof.

(d) On the Fundamental Change Payment Date, the Board of Directors shall cause the Company, to the extent permitted by law, to:

(i)    accept for payment all Series C Trust Preferred Interests properly tendered pursuant to the Fundamental Change Offer;

(ii)    deposit with the paying agent an amount equal to the aggregate Fundamental Change Payment in respect of all Series C Trust Preferred Interests so tendered; and

(iii)    cancel the Series C Trust Preferred Interests so accepted.

(e) If (i) a Fundamental Change occurs and (ii) (x) the Company does not give notice prior to the 31st day following the Fundamental Change of either (1) a Fundamental Change Offer or (2) the intention to redeem all the outstanding Series C Trust Preferred Interests or (y) the Company defaults upon its obligation to repurchase or redeem the Series C Trust Preferred Interests on the Fundamental Change Payment Date or redemption date, the distribution rate per annum on the Series C Trust Preferred Interests shall increase by 5.00%, beginning on the 31st day following such Fundamental Change. Notwithstanding any requirement that the Company offer to repurchase or redeem all the outstanding

Series C Trust Preferred Interests, the increase in the distribution rate per annum described in the immediately preceding sentence shall be the sole remedy to the Series C Holder upon the occurrence of any of the events described in the immediately preceding sentence. Following any such increase in the distribution rate per annum, the Company shall be under no further obligation to offer to repurchase or redeem any Series C Trust Preferred Interests.

Section 7. Allocations. Before giving effect to the allocations set forth in Section 4.2 of the LLC Agreement, gross income (excluding capital gains) for the Allocation Year shall be specially allocated to the Series C Trust Preferred Interests in an amount equal to the amount of cash distributed with respect to the Series C Trust Preferred Interests during such Allocation Year. For purposes of Sections 4.2(b)(ii) and 4.2(c)(ii) of the LLC Agreement, the “Percentage Interest” of the Series C Trust Preferred Interests shall be zero.

Section 8. Voting.

(a) Notwithstanding any provision in the LLC Agreement to the contrary, and except as set forth in this Section 8, the Series C Trust Preferred Interests shall not have any relative, participating, optional or other voting, consent or approval rights or powers, and the vote, consent or approval of the Series C Holder shall not be required for the taking of any Company action or inaction. If and whenever distributions on any Series C Trust Preferred Interests are in arrears for six or more full quarterly Distribution Periods (whether or not consecutive) (a “Nonpayment”), the number of directors then constituting the Board of Directors shall be increased by two (if not already increased by two by reason of the election of directors by the holders of any other class or series of Parity Trust Interests upon which like voting rights have been conferred and are exercisable (any such other class or series, “Voting Preferred Trust Interests”)) and the Series C Holder, voting together as a single class with the holders of such Voting Preferred Trust Interests, shall have the right to elect these two additional directors at a meeting of the Series C Holder and the holders of such Voting Preferred Trust Interests called as hereafter provided. When all distributions accumulated on the Series C Trust Preferred Interests for all past Distribution Periods and the then current Distribution Period have been fully paid, then the right of the Series C Holder to elect such two additional directors shall cease and, subject to the rights of such Voting Preferred Trust Interests, the terms of office of all directors elected by the Series C Holder shall forthwith terminate immediately and the number of directors constituting the whole Board of Directors automatically shall be reduced by two. To the extent the voting rights of the Series C Holders in this Trust Interest Designation and the terms of any other Trust Interests previously issued by the Company conflict, the terms of this Trust Interest Designation shall control.

(b) If a Nonpayment shall have occurred, the Secretary may, and upon the written request the Series C Holder (addressed to the Secretary at the principal office of the Company) shall, call a special meeting of the Series C Holder and holders of any Voting Preferred Trust Interests for the election of the two directors to be elected by them. The directors elected at any such special meeting shall hold office until the next annual meeting or special meeting held in lieu thereof if such office shall not have previously terminated as above provided. The Board of Directors shall, in its sole discretion, determine a date for a special meeting applying procedures consistent with the LLC Agreement in connection with the expiration of the term of the two directors elected pursuant to this Section 8. The Series C Holder and holders of the Voting Preferred Trust Interests, voting together as a class, may remove any director elected by the Series C Holder and holders of the Voting Preferred Trust Interests pursuant to this Section 8. If any vacancy shall occur among the directors elected by the Series C Holder and holders of the Voting Preferred Trust Interests, a successor shall be elected by the Board of Directors, upon the nomination of the then-remaining director elected by the Series C Holder and holders of the Voting Preferred Trust Interests or the successor of such remaining director, to serve until the next special meeting (convened as set forth in the immediately preceding sentence) held in place thereof if such office shall not have previously terminated as above provided. Except to the extent expressly provided otherwise in this Section 8, any such annual or special meeting shall be called and held applying procedures consistent with the LLC Agreement as if references to Members were references to the Series C Holder and holders of Voting Preferred Trust Interests.

(c) Notwithstanding anything to the contrary in the LLC Agreement, but subject to Section 8(d), so long as any Series C Trust Preferred Interests are Outstanding, the affirmative vote of at least 66-2/3% of the votes entitled to be cast by the Series C Holder and holders of any Voting Preferred Trust Interests, at the time Outstanding, voting as a single class regardless of series, given in person or by proxy, by vote at any meeting called for the purpose, shall be necessary:

(i)    to amend, alter or repeal any of the provisions of the LLC Agreement relating to the Series C Trust Preferred Interests or any series of Voting Preferred Trust Interests, whether by merger, consolidation or otherwise, which affect materially and adversely the rights, powers and preferences of the Series C Holder or holders of the Voting Preferred Trust Interests; and

(ii)    to authorize, create or increase the authorized amount of, any class or series of Trust Preferred Interests having rights senior to the Series C Trust Preferred Interests with respect to the payment of distributions;

provided, however, that,

(x)    in the case of subparagraph (i) above, no such vote of the Series C Trust Preferred Interests or the Voting Preferred Trust Interests, as the case may be, shall be required if in connection with any such amendment, alteration or repeal, by merger, consolidation or otherwise, each Series C Trust Preferred Interest and Voting Preferred Trust Interest remains Outstanding without the terms thereof being materially and adversely changed in any respect to the holders thereof or is converted into or exchanged for preferred equity securities of the surviving entity having the rights, powers and preferences thereof substantially similar to those of such Series C Trust Preferred Interests or the Voting Preferred Trust Interests, as the case may be;

(y)    in the case of subparagraph (i) above, if such amendment materially and adversely affects the rights, powers and preferences of one or more but not all of the classes or series of Voting Preferred Trust Interests and the Series C Trust Preferred Interests at the time Outstanding, the affirmative vote of at least 66-2/3% of the votes entitled to be cast by the holders of all such classes or series of Voting Preferred Trust Interests and the Series C Trust Preferred Interests so affected, voting as a single class regardless of class or series, given in person or by proxy, by vote at any meeting called for the purpose, shall be required in lieu of (or, if such consent is required by law, in addition to) the affirmative vote of at least 66-2/3% of the votes entitled to be cast by the Voting Preferred Trust Interests and the Series C Trust Preferred Interests otherwise entitled to vote as a single class in accordance herewith; and

(z)    in the case of subparagraph (i) or (ii) above, no such vote of the Series C Holder or holders of the Voting Preferred Trust Interests, as the case may be, shall be required if, at or prior to the time when such action is to take effect, provision is made for the redemption of all Series C Trust Preferred Interests or Voting Preferred Trust Interests, as the case may be, at the time Outstanding.

(d) For the purposes of this Section 8, neither:

(i)    the amendment of provisions of the LLC Agreement so as to authorize or create or issue, or to increase the authorized amount of, any Junior Trust Interests or any Parity Trust Interests; nor

(ii)    any merger, consolidation or otherwise, in which (1) the Company is the surviving entity and the Series C Trust Preferred Interests remain Outstanding with the terms thereof materially unchanged in any respect adverse to the holder thereof; or (2) the resulting, surviving or transferee entity is organized under the laws of any state and substitutes or exchanges the Series C Trust Preferred Interests for other preferred equity securities having rights, powers and preferences (including with respect to redemption thereof) substantially similar to that of the Series C Trust Preferred Interests under the LLC Agreement (except for changes that do not materially and adversely affect the Series C Trust Preferred Interests considered as a whole), shall be deemed to materially and adversely affect the rights, powers and preferences of the Series C Trust Preferred Interests or holders of Voting Preferred Trust Interests.

(e) For purposes of the foregoing provisions of this Section 8, the Series C Holder shall have one vote per Series C Trust Preferred Interest, except that when any other series of Trust Preferred Interests shall have the right to vote with the Series C Trust Preferred Interests as a single class on any matter, then the Series C Holder and the holders of such other series of Trust Preferred Interests shall have with respect to such matters one vote per $25.00 of stated liquidation preference of the Trust Preferred Interests owned by them.

(f) The Board of Directors may cause the Company to, from time to time, without notice to or consent of the Series C Holder or holders of other Parity Trust Interests, issue additional Series C Trust Preferred Interests.

(g) The foregoing provisions of this Section 8 will not apply if, at or prior to the time when the act with respect to which a vote pursuant to this Section 8 would otherwise be required shall be effected, the Series C Trust Preferred Interests shall have been redeemed.

Section 9. Liquidation Rights.

(a) Upon any Dissolution Event, after payment or provision for the liabilities of the Company (including the expenses of such Dissolution Event) and the satisfaction of all claims ranking senior to the Series C Trust Preferred Interests (including, without limitation, rights of Members and former Members to distributions under Section 14.2(b) of the LLC Agreement), a Series C Holder shall be entitled to receive out of the assets of the Company or proceeds thereof available for distribution to Members the positive balance in its Capital Account (to the extent such positive balance is attributable to ownership of the Series C Trust Preferred Interests) after taking into account the following special allocations: (i) allocations of gross income (excluding capital gain) to the Series C Holder pursuant to Section 7 for the taxable year in which the liquidation, dissolution or winding up of the Company occurs, and (ii) to the extent that the balance in the Series C Holder’s Capital Account (to the extent such positive balance is attributable to ownership of the Series C Trust Preferred Interests) is less than the Series C Liquidation Value, allocations of gross income (from any source) in an amount required so that the positive balance in its Capital Account (to the extent such positive balance is attributable to ownership of the Series C Trust Preferred Interests) equals the Series C Liquidation Value.

(b) Upon the occurrence of a Dissolution Event, after the Series C Holder receives a payment equal to the positive balance in its Capital Account (to the extent such positive balance is attributable to ownership of the Series C Trust Preferred Interests) pursuant to Section 9(a), the Series C Holder shall not be entitled to any further participation in any distribution of assets by the Company.

(c) Nothing in this Section 9 is intended to entitle the Series C Holder to specially allocated income pursuant to Section 9(a)(ii) until any similar allocations are made to holders of any classes or series of Trust Interests ranking senior to the Series C Trust Preferred Interests have been made.

Section 10. Governing Law. This Trust Interest Designation shall be governed by and interpreted in accordance with the laws of the State of Delaware (without regard to conflicts of laws principles), all rights and remedies being governed by such laws.

Section 11. Severability. Each provision of this Trust Interest Designation shall be considered severable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Trust Interest Designation which are valid, enforceable and legal.

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